UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported): June 15, 2004

J.P. MORGAN CHASE & CO. (Exact name of registrant as specified in its charter)

DELAWARE	1-5805	13-2624428
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

270 Park Avenue, New York, NY		10017
(Address of Principal Executive Offices)		(Zip Code)

Registrant's telephone number, including area code: (212) 270-6000

Item 5. Other Events

One June 14, 2004, J.P. Morgan Chase & co. announced that Board of Governors of the Federal Reserve System has approved their proposed merger. Attached as an exhibit is a copy of the press release with respect to the forgoing.

Item 7. Financial Statements, Pro Forma Financial Information and Exhibits

  Exhibits

The following is furnished as an exhibit to this report.
99.1	Press Release dated June 14, 2004

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

J.P. MORGAN CHASE & CO. (Registrant)
By:

	Name:	Anthony Horan
	Title:	Corporate Secretary

Dated: June 15, 2004

EXHIBIT INDEX

Exhibit Number	Description
99.1	Press Release dated June 14, 2004

EXHIBIT 99.1

[LOGO]

J.P. Morgan Chase & Co.

270 Park Avenue

NYSE: symbol: JPM

www.jpmorganchase.com

News release: IMMEDIATE RELEASE

JPMORGAN CHASE AND BANK ONE SET JULY 1 TO MERGE

FEDERAL RESERVE APPROVES MERGER

New York and Chicago, June 14, 2004 - J.P. Morgan Chase & Co. (NYSE:JPM) and Bank One Corporation (NYSE:ONE) today announced that the Board of Governors of the Federal Reserve System has approved their proposed merger. This completes the regulatory approvals necessary to consummate their merger. The companies have set 12:01 a.m. on July 1, 2004 as the effective time of their merger.

Stockholders of each company had previously approved the merger on May 25, 2004.

The merger agreement provides that Bank One stockholders will receive 1.32 shares of JPMorgan Chase common stock for each share of Bank One common stock they own. Following the closing, JPMorgan Chase stock will continue to trade on the New York Stock Exchange under the ticker symbol JPM. Bank One stock will no longer trade beginning July 1, 2004.

Bank One Corporation (www.bankone.com) is the nation's sixth-largest bank holding company, with assets of $320 billion. Bank One currently has more than 51 million credit cards issued, nearly 7 million retail households, and approximately 20,000 middle market customers. It also manages $188 billion of clients' investment assets.

J.P. Morgan Chase & Co. (www.jpmorganchase.com) is a leading global financial services firm with assets of $801 billion and operations in more than 50 countries. The firm is a leader in investment banking, financial services for consumers and businesses, financial transaction processing, investment management, private banking and private equity. A component of the Dow Jones Industrial Average, JPMorgan Chase is headquartered in New York and serves more than 30 million consumers nationwide, and many of the world's most prominent corporate, institutional and government clients.

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